Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
RECORD FOURTH QUARTER AND YEAR END RESULTS
MIDLAND, Texas, November 14, 2006/ PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported record revenues of $168,550,000 for its fiscal year ending September 30, 2006 compared to $116,663,000 for fiscal 2005, an increase of 44 percent. Revenue growth in fiscal 2006 was primarily due to the expanded capabilities of existing crews, price improvements in the markets for Dawson’s services, and more favorable contract terms with Company clients, as well as the fielding of the Company’s twelfth seismic data acquisition crew in June of 2006.
Net income for fiscal 2006 was $15,855,000 compared to $10,016,000 in fiscal 2005, an increase of 58%. Earnings per share for fiscal 2006 were $2.11 compared to $1.50 in fiscal 2005. Reflected in the fiscal 2006 per share data is a full year of the 1,800,000 additional shares of stock issued by the Company in a public offering completed in March, 2005. Cash flow provided by operating activities increased 109 percent from $12,300,000 to $25,743,000 in fiscal 2006. The Company’s EBITDA for fiscal 2006 was $38,551,000 compared to $22,766,000 in fiscal 2005, an increase of 69 percent.
Capital expenditures of $40,377,000 in fiscal 2006 were used, in part, to complete the fielding of an additional data acquisition crew equipped with a 5000 channel Aram ARIES recording system in June of 2006, to expand channel count on existing crews, to purchase additional energy source units, and to replace an I/O System II recording system on an existing crew with a 5000 channel Aram ARIES recording system in September of 2006. The purchase of the second Aram ARIES was originally planned as a fiscal 2007 budget item.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
The Company’s Board of Directors had approved an initial fiscal 2007 capital budget of $20,000,000, of which, $4,900,000 was used as part of the purchase of the second Aram ARIES recording system and captured as an increase to the fiscal 2006 capital budget due to earlier than anticipated delivery and deployment of the system. The balance of the capital budget will be used to add to the Company’s energy source fleet, make technical improvements in various phases of the Company’s operations, and meet maintenance capital requirements. These expenditures will allow the Company to maintain its competitive position as it responds to client desire for higher resolution subsurface images.
Fourth Quarter Results
For the fourth quarter 2006, Dawson Geophysical reported record revenues of $51,491,000 compared to $37,089,000 for the comparable 2005 period, an increase of 39 percent. Revenue growth in the fourth quarter was primarily due to price improvements for the Company’s services, expanded capabilities of existing crews, and the operation of the twelfth crew. Recorded in the fourth quarter revenues are unusually high third party charges primarily related to the use of helicopter support services, specialized survey technologies, and dynamite energy sources all of which are utilized in areas with limited access. The increase in these charges was driven by the Company’s continued geographic expansion in response to exploration activities in the Appalachian Basin, the Rocky Mountains, the Fayetteville Shale in Arkansas, and the Arkoma Basin. The Company is reimbursed for these expenses by its clients.
Net income for the fourth quarter of fiscal 2006 was $4,963,000 compared to $2,732,000 in the comparable 2005 period, an increase of 82 percent. Earnings per share were $0.66 for the fourth quarter of fiscal 2006 compared to $0.37 per share in the fourth quarter of 2005. EBITDA increased 80 percent in the fourth quarter from $6,765,000 in fiscal 2005 to $12,145,000 in fiscal 2006.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Stephen Jumper, President and CEO of Dawson Geophysical Company said, “Fiscal 2006, our 25th year as a public company, was a record year in terms of revenue, net income, and EBITDA. The same can be said on a quarterly basis for the fourth quarter of fiscal 2006. Our financial performance has been fueled by our growth in recent years in both crew count and channel count.”
Mr. Jumper, continued, “Since early 2005, we have expanded from nine data acquisition crews to twelve crews at the end of fiscal 2006, from approximately 38,000 recording channels to in excess of 70,000 recording channels, and from 803 employees to 1,023 employees. The Company’s expansion is in response to continued demand for the geophysical services we provide as a result of increased exploration efforts by oil and gas companies.”
Fourth Quarter and Year-end Highlights
•	Deployed and operated the Company’s twelfth data acquisition crew equipped with an Aram ARIES recording system in June of 2006. Added a second Aram ARIES recording system in September.

•	Operated in West Texas, the Fort Worth Basin of Texas, South Texas, Oklahoma, North Dakota, Wyoming, Arkansas, West Virginia, New York, Mississippi, New Mexico, California and Utah.

•	Increased channel count in 2006, from approximately 58,000 to in excess of 70,000.

•	Increased the size of the vibrator energy source fleet to 95 units.

•	Commenced operations under an agreement with WesternGeco, a subsidiary of Schlumberger, to provide Q-Land seismic data acquisition services in the Lower 48 United States.

•	Completed the data acquisition phase of a large 3-D multi-component seismic project in West Texas, the Company’s seventh such project in the last three years.

•	Joined the Russell 3000 Index.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
During the first quarter of fiscal 2007 the Company provisionally fielded an additional data acquisition crew with the redeployment of an existing I/O System II recording system and intends to deploy this crew from time to time as opportunities arise. With the addition of the newest crew, Dawson currently operates thirteen crews across the lower 48 states. Of the thirteen crews two are equipped with Aram ARIES recording systems, six with I/O System II RSR recording systems, four with I/O System II cable based recording systems, and one with the Q-Land recording system under an agreement with WesternGeco. Eleven of the thirteen crews are currently utilizing vibrator energy source units.
Mr. Jumper concluded, “Demand for our services continues at record levels as a result of continued exploration and development activities by our client base despite recent changes in oil and natural gas prices. Our current order book remains strong and reflects commitments sufficient to maintain operations at full capacity well into calendar 2007. In response to this continued demand, we provisionally fielded an additional data acquisition crew, our thirteenth crew, with the redeployment of an existing I/O System II in the first quarter of fiscal 2007. We look forward to 2007 with great enthusiasm as our employees continue to deliver value for our clients and shareholders.”
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
      The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2005. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements of Operations

	2006	2005	2004

Operating revenues	$168,550,000	$116,663,000	$69,346,000
Operating costs:
Operating expenses	125,848,000	90,465,000	55,618,000
General and administrative	4,808,000	4,490,000	2,675,000
Depreciation	13,338,000	8,179,000	4,653,000

	143,994,000	103,134,000	62,946,000

Income from operations	24,556,000	13,529,000	6,400,000
Other income:
Interest income	582,000	507,000	177,000
Other	75,000	486,000	505,000

Income before income tax	25,213,000	14,522,000	7,082,000

Income tax expense:
Current	(4,886,000)	(2,035,000)	(96,000)
Deferred	(4,472,000)	(2,471,000)	1,632,000

	(9,358,000)	(4,506,000)	1,536,000

Net income	$15,855,000	$10,016,000	$8,618,000

Net income per common share	$2.11	$1.50	$1.55

Net income per common share-assuming dilution	$2.09	$1.48	$1.53

Weighted average equivalent common shares outstanding	7,518,372	6,705,791	5,558,646

Weighted average equivalent common shares outstanding-assuming dilution	7,599,555	6,795,295	5,631,397

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Balance Sheets

	September 30,	September 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$8,064,000	$2,803,000
Short-term investments	6,437,000	20,326,000
Accounts receivable, net of allowance for doubtful accounts of $148,000 in 2006 and $331,000 in 2005	46,074,000	28,696,000
Prepaid expenses and other assets	690,000	1,127,000
Current deferred tax assets	1,619,000	1,229,000

Total current assets	62,884,000	54,181,000
Property, plant and equipment	160,740,000	124,478,000
Less accumulated depreciation	(74,206,000)	(64,532,000)

Net property, plant and equipment	86,534,000	59,946,000

	$149,418,000	$114,127,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,280,000	$6,601,000
Accrued liabilities:
Payroll costs and other taxes	1,958,000	1,198,000
Other	4,195,000	2,182,000
Deferred revenue	863,000	190,000

Total current liabilities	23,296,000	10,171,000

Deferred tax liability	6,914,000	2,052,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share;
5,000,000 shares authorized, none outstanding		- -
Common stock-par value $.33 1/3 per share;
50,000,000 and 10,000,000 shares authorized in each period; 7,549,244 and 7,484,044 shares issued and outstanding in each period	2,517,000	2,495,000
Additional paid-in capital	82,370,000	80,987,000
Other comprehensive income, net of tax	(33,000)	(77,000)
Retained earnings	34,354,000	18,499,000

Total stockholders’ equity	119,208,000	101,904,000

	$149,418,000	$114,127,000

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Reconciliation of EBITDA to Net Income

	Three Months Ended		Fiscal Year Ended
	September 30		September 30
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net Income	$4,963	$2,732	$15,855	$10,016
Depreciation	3,781	2,660	13,338	8,179
Interest expense	—	—	—	65
Income tax expense	3,401	1,373	9,358	4,506

EBITDA	$12,145	$6,765	$38,551	$22,766

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Fiscal Year Ended
	September 30
	2006	2005

	(in thousands)
Net cash provided by operating activities	$25,743	$12,300

Changes in working capital items and other	13,483	10,540

Non-cash adjustments to income	(675)	(74)

EBITDA	$38,551	$22,766

For additional information:
L. Decker Dawson, Chairman of the
Board
Stephen C. Jumper, President and Chief Executive
Officer
Christina W. Hagan, Chief Financial
Officer
1-800-332-9766